UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 15, 2016

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On March 15, 2016, Heartland Financial USA, Inc. (“Heartland”) redeemed all of the 81,698 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series C, with a liquidation amount of $1,000 per share (the “Series C Preferred Stock”). The Series C Preferred Stock was issued to the United States Secretary of the Treasury (the “Treasury”) on September 15, 2011 as part of the Small Business Lending Fund (“SBLF”) program.

The Series C Preferred Stock was issued pursuant to a Securities Purchase Agreement, effective September 15, 2011 (the “Purchase Agreement”), between Heartland and the Treasury. As a result of the redemption of the Series C Preferred Stock, the Purchase Agreement was terminated.

Item 8.01	Other Events.

As described in Item 1.02 above, Heartland redeemed the outstanding shares of its Series C Preferred Stock on March 15, 2016. The aggregate redemption price was approximately $81.9 million, including dividends accrued but unpaid through the redemption date. Heartland used existing available funds to redeem the Series C Preferred Stock. No shares of Series C Preferred Stock are outstanding as a result of the redemption, and the redemption terminated Heartland’s participation in the SBLF program.

On March 15, 2016, Heartland issued a press release announcing the redemption of the Series C Preferred Stock. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8‑K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated March 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 16, 2016	HEARTLAND FINANCIAL USA, INC.
By:
/s/ Bryan R. McKeag
Executive Vice President
Chief Financial Officer